Exhibit 23

Independent Auditors' Consent

The Board of Directors
CCB Financial Corporation

We consent to incorporation by reference in the Registration Statement (No. 33-51657) on Form S-8 of CCB Financial Corporation of our report dated March 21, 1994, relating to the statements of net assets available for plan benefits of the CCB Financial Corporation Retirement Savings Plan as of December 31, 1993 and 1992, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1993 annual report on Form 11-K of the CCB Financial Corporation Retirement Savings Plan.

                                   /s/  KPMG PEAT MARWICK

Raleigh, North Carolina
April 27, 1994

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